Exhibit 99.1

Harmony Biosciences APPOINTS Glenn Reicin as Chief Financial Officer

COMPANY REITERATES ITS 2026 NET REVENUE GUIDANCE of OVER $1 BILLION In WAKIX SALES

PLYMOUTH MEETING, Pa., April 14, 2026 /Business Wire/ — Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY), today announced the appointment of Glenn Reicin as Chief Financial Officer, effective immediately, supporting Harmony’s continued focus on strategic growth, financial strength, and long-term value creation. Harmony is also reiterating its 2026 net product revenue guidance of $1.0 to $1.04 billion.

Mr. Reicin is a seasoned biopharmaceutical executive with extensive experience across publicly traded and privately held companies, guiding them through key growth inflection points. With his experience as a sell-side analyst, investor and biotech CFO, he brings a strong track record of success in strategic planning, capital markets, fundraising, and financial reporting. Most recently, Mr. Reicin served as Chief Financial Officer at Eccogene, where he led the buildout of the company’s financial infrastructure to make the company IPO ready and support its long-term growth strategy.

Previously, Mr. Reicin served as Chief Financial Officer and Chief Operating Officer at Alladapt Immunotherapeutics, where he oversaw fundraising efforts, the buildout of strong clinical and manufacturing operations, and led the company through multiple financing initiatives. He started his career as a research analyst at Morgan Stanley where he was a top-ranked analyst for 15 consecutive years. He also spent four years as the Managing Director of Skyline Ventures. Throughout his career, Mr. Reicin has demonstrated a strong aptitude for strategic planning and capital allocation and has positioned organizations for sustained growth and value creation.

As Chief Financial Officer and a member of the Executive Team, Mr. Reicin will play a pivotal role in helping to drive the execution of Harmony’s key strategic priorities. He will oversee Harmony’s finance organization, including financial planning and analysis, accounting, treasury, investor relations, and risk management.

“I am excited to welcome Glenn to Harmony and his appointment comes at a pivotal moment in the evolution of the company, as we look to leverage our strong balance sheet to grow the enterprise and drive long-term value creation,” said Jeffrey M. Dayno, M.D., President and Chief Executive Officer of Harmony Biosciences. “Glenn’s experience leading organizations through periods of growth and transformation will be instrumental as we look to execute on our strategy with a focus on bringing innovative treatments to patients with unmet medical needs and creating even greater value for our shareholders.”

“I also want to thank Sandip Kapadia for his leadership and many contributions to Harmony,” Dayno continued. “Sandip has been a trusted partner during an important period for the company, helping to strengthen our financial profile and support our growth strategy. We are grateful for his service and wish him continued success throughout his career.”

“I am excited to join Harmony and see significant potential ahead,” said Mr. Reicin. “Harmony’s strong leadership team, along with its solid financial profile, outstanding commercial operations, and keen focus on building out its pipeline, present an exciting opportunity for continued growth and significant shareholder value creation.”

About Harmony Biosciences
Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa., we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Harmony Biosciences Investor Contact:
Brennan Doyle
484-566-3685
bdoyle@harmonybiosciences.com

Harmony Biosciences Media Contact:
Cate McCanless
202-641-6086
cmccanless@harmonybiosciences.com